Global Axcess Corp (GAXC) Sells Remaining 50% of South African Subsidiary, Cash Axcess (CAC)

PONTE VEDRA BEACH, Fla., October 3, 2006 /PRNewswire-FirstCall/ -- Global Axcess Corp (OTCBB: GAXC), an independent provider of ATM solutions, announced that the Company has closed on the sale of the remaining 50% of GAXC's South African subsidiary, Cash Axcess Corporation (Pty) Ltd (CAC), to Coin Security Group (Pty), Ltd. (Coin Security) which is a private company incorporated in South Africa.

Mike Dodak, CEO of Global Axcess, stated, "The closing of the transaction will allow us to further strengthen our balance sheet and will reduce the Company’s operating expenses moving forward. We believe this was an appropriate time to consolidate our efforts as we continue to evaluate strategic opportunities presented by Raymond James & Associates."

About Global Axcess Corp

Headquartered in Ponte Vedra Beach, Florida, Global Axcess Corp was founded in 2001 with a mission to emerge as one of the nation's leading network-based electronic commerce and transaction processing companies. Through its wholly owned subsidiary, Nationwide Money Services, Inc. (NMS), the Company provides turnkey ATM management solutions that include cash, project and account management services. NMS currently owns and operates over 4,600 ATMs in its national network spanning 42 states and provides proprietary ATM branding and processing for 83 financial institutions with over 700 branded sites nationwide. For more information on the Company, please visit http://www.globalaxcess.biz.

Contacts:
Company
Global Axcess Corp
David Fann, 904-395-1146
david.fann@glxs.biz

Or

Investors
Alliance Advisors, LLC
Alan Sheinwald, 914-244-0062
asheinwald@allianceadvisors.net

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